November 17, 1999

Lawrence R. Codey
1000 First Avenue
Spring Lake, NJ  07762

Dear Mr. Codey:

      This is to confirm certain terms of your employment as President and Chief Operating Officer of Public Service Electric and Gas Company ("PSE&G"). The State of New Jersey has rewritten the rules applicable to the governance of the electric and gas industries, rules that had not been changed by the State in any material respect since they were enacted in 1911. On February 9, 1999, the Electric Discount and Competition Act was enacted, and on April 21, 1999, the New Jersey Board of Public Utilities ("BPU") issued its initial restructuring order relating to PSE&G. In order to effectively implement these broad industry decisions with respect to PSE&G, and its parent Public Service Enterprise Group Incorporated ("Enterprise"), further regulatory decisions, and possibly legislative actions, and effective business planning and execution will be required.

      Your efforts to achieve the best results for PSE&G and Enterprise in these proceedings have been instrumental in setting a positive platform for Enterprise and its subsidiaries to be successful energy companies in the future. You had previously indicated longstanding plans to retire at age 55 in August of 1999, but your agreement to continue your relationship with PSE&G through this critical restructuring period and your agreement to refrain from working with competitors for a limited time after retirement will help assure the future success of Enterprise.

      Accordingly, and in light of your related work experience prior to becoming employed by PSE&G, your terms of employment, to the extent that they differ from those of other senior officers of PSE&G, are as follows:

1. If you remain employed by PSE&G through February 28, 2000, unless earlier released by PSE&G, you shall be granted 10 additional years of service for the purpose of determining the amount of any pension benefits from PSE&G.

2. During the course of your relationship with Enterprise and PSE&G, you have access to and shall become familiar with "Confidential Information" as defined below. You agree that you shall not, directly or indirectly, disclose or use any Confidential Information, except as required in the course of your relationship with Enterprise or its affiliates and subsidiaries and consistent with their interests. All files, records, documents, or recordings, electronic or otherwise, containing or relating to Confidential Information, whether prepared by you or otherwise coming into your possession, shall remain the exclusive property of Enterprise or its affiliates and subsidiaries. You shall return all Confidential Information to Enterprise upon termination of employment.

      As used herein, the term "Confidential Information" means all trade secrets, proprietary and confidential business information belonging to, used by, or in the possession of Enterprise or its affiliates and subsidiaries, with respect to their respective business strategies, mergers and acquisitions, plans and financial information, purchase or sale of property, leasing, pricing, sales programs or tactics, actual or past sellers, purchasers, lessees, lessors or customers, those with whom Enterprise or its affiliates and subsidiaries have begun negotiations for new business, costs, employee compensation, marketing and development plans, inventions and technology, whether such Confidential Information is oral, written or electronically recorded or stored, except information in the public domain, information known to you prior to your employment with PSE&G, and information received by you from sources other than Enterprise or its affiliates and subsidiaries, without obligation of confidentiality.
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      You further agree that for the period of 24 months following your termination of employment with PSE&G, if Enterprise or PSE&G so requests, you shall make yourself available for consultation on any business matter and service as an agent of Enterprise or PSE&G in presenting information to individuals, customer groups, employees, government officials, public interest groups and other constituencies at a rate to be agreed. This consultation shall not constitute employment by Enterprise or its subsidiaries or affiliates.

      You agree that the knowledge and information, including, but not limited to, "Confidential Information" as defined above, gained in the performance of your duties hereunder may be valuable to those who are now, or might become, competitors of Enterprise or its affiliates and subsidiaries. Accordingly, you agree that you will not, for the period of two years after termination of employment, directly or indirectly, own, manage, operate, join, control, become employed (whether as an employee or a consultant) by or participate in the ownership, management, or control of, or become connected with, any business which is in direct competition with Enterprise and/or its affiliates and subsidiaries in New Jersey, New York, Pennsylvania, Maryland, Delaware, Connecticut, Massachusetts or Virginia. It is agreed that the foregoing restriction does not apply to your continued service as a director of Sealed Air Corporation, The Trust Company of New Jersey, United Water Resources, Inc., or Blue Cross and Blue Shield of New Jersey, provided that you recuse yourself from any decisions or transactions by those entities that are in competition with Enterprise or its affiliates and subsidiaries. In addition, you agree that for two years following termination of employment, you will not, directly or indirectly, solicit or hire, or encourage the solicitation or hiring of any person who was a managerial or higher level employee of Enterprise or its affiliates and subsidiaries at any time during the term of your employment with PSE&G by any employer other than PSE&G for any position as an employee, independent contractor, consultant or otherwise. Further, you shall not be entitled to pension or benefit payments related to the additional service credit provided for herein from and after the date of commencement of any such prohibited subsequent activity in violation of this Agreement.

      You further acknowledge and agree that in the event of a breach by you of any of the agreements set forth above, PSE&G shall suffer irreparable harm for which money damages are not an adequate remedy, and that, in the event of such breach, PSE&G shall be entitled to obtain an order of a court of competent jurisdiction for equitable relief from such breach, including, but not limited to, temporary restraining orders and preliminary and/or permanent injunctions against the breach of such agreements by you.

      If the foregoing is in accordance with your understanding, please sign the enclosed copy of this letter and return it to me.

                                           Sincerely,

Agreed to this _____ day
of ___________________, 1999


____________________________
Lawrence R. Codey